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                                                                    EXHIBIT 99.1

For more information:

Matthew Kyler
Stockwalk Group, Inc.
763.542.3626
mkyler@stockwalk.com


FOR IMMEDIATE RELEASE:


           STOCKWALK GROUP ANNOUNCES FILING OF REORGANIZATION PETITION


     MINNEAPOLIS, Mn. - February 11, 2002 - Stockwalk Group, Inc. today filed a reorganization petition under Chapter 11 of the U.S. Bankruptcy Code. Under the proposed plan of reorganization, Stockwalk will pay its creditors 72% of annual net income (as defined in the plan) until all creditors are paid in full. Details are contained in the Plan of Reorganization and Disclosure Statement, which will be filed with the court on February 12, 2002. The plan has the support of a committee of Stockwalk's creditors.

     David Johnson, the company's chief executive officer, views the reorganization as an opportunity for the company to make a fresh start. "Unfortunately, without the reorganization, the company could not survive and our creditors would only receive pennies on every dollar. However, with this plan in place, the company has a chance to be profitable once again, and the creditors will be the primary beneficiaries of that profitability."

     ABOUT STOCKWALK GROUP, INC.

     Based in Minneapolis, Minnesota, Stockwalk Group, Inc. is the parent company of Miller Johnson Steichen Kinnard, Inc., a full-service brokerage firm of 300 investment executives in six states; and Stockwalk.com, Inc., an online trading company (AOL keyword: Stockwalk). Stockwalk Group, Inc. common stock trades on the Nasdaq Stock Market under the symbol STOK. Its broker dealer subsidiaries are members of the National Association of Securities Dealers
(NASD) and the Securities Investor Protection Corporation (SIPC).



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     For more information, visit www.stockwalkgroup.com or contact
mkyler@stockwalk.com.

     Safe Harbor/Forward Looking Statement: This press release may contain forward-looking statements within the context of the Private Securities Litigation Reform Act of 1995 and may involve certain risks and uncertainties that could cause actual results to differ materially from expectations and such forward-looking statements. These risks and uncertainties may include, but are not limited to, the general economic environment, condition of the financial markets and securities industry, changes in consumer behavior, rapidly growing competition in the financial services industry, decreased trading activity, successful implementation of the company's long-term strategy, development and acceptance of new products and services, dependence on and competition for key personnel. For a complete discussion of risks and uncertainties that may cause actual results to differ from those reflected in such forward looking statements, please refer to Exhibit 99.1 in our quarterly Form 10-Q report filed with the Securities and Exchange Commission on November 20, 2001.

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